Exhibit 99.1

FOR IMMEDIATE RELEASE        Contact: Christopher Ranjitkar, Director, Investor Relations
(617) 796-7651

Tremont Mortgage Trust Reports First Quarter 2018 Financial Results
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Newton, MA (May 14, 2018): Tremont Mortgage Trust (Nasdaq: TRMT) today announced financial results for the quarter ended March 31, 2018.
David Blackman, Chief Executive Officer of TRMT, made the following statement:
“Tremont Mortgage Trust continued building origination momentum since the beginning of 2018. We closed on a $18.1 million first mortgage bridge loan in April and commenced diligence on two accepted loan applications for first mortgage bridge loans totaling $30 million. In aggregate, we evaluated 106 prospective financing opportunities for approximately $2.7 billion in gross loan volume during the quarter.”
Results for First Quarter 2018:
For the quarter ended March 31, 2018, net loss was $949,000, or $0.31 per diluted share.
Recent Investment Activities:
In April 2018, TRMT announced the closing of a $18.1 million first mortgage bridge loan to finance the acquisition of a 184,000 square foot, 14-story office tower located in Metairie, LA. This floating rate loan includes initial funding of approximately $15.8 million and an as-is loan to value ratio, or LTV ratio, of approximately 80%. This loan also includes a future funding allowance of up to $2.3 million for tenant improvements, leasing commissions, marketing and capital expenditures and has a three year initial term and two one year borrower extension options.
In March 2018, TRMT entered a loan application with a borrower for a first mortgage bridge loan totaling $15.2 million to refinance a 136,000 square foot office building located in Houston, TX.
In May 2018, TRMT entered a loan application with a borrower for a first mortgage bridge loan totaling $14.8 million to refinance a 62,000 square foot office building located in Westchester County, NY.
Dividend:
TRMT plans to declare and pay its first distribution to common shareholders after successfully deploying the capital raised in its initial public offering, or IPO, and concurrent private placement.
Conference Call:
At 10:00 a.m. Eastern Time today, Chief Executive Officer, David Blackman, and Chief Financial Officer, Doug Lanois, will host a conference call to discuss TRMT’s first quarter 2018 financial results.

The conference call telephone number is (877) 270-2148. Participants calling from outside the United States and Canada should dial (412) 902-6510. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Monday, May 21, 2018. To access the replay, dial (412) 317-0088. The replay pass code is 10118601.
A live audio webcast of the conference call will also be available in a listen-only mode on TRMT’s website, which is located at www.trmtreit.com. Participants wanting to access the webcast should visit TRMT’s website about five minutes before the call. The archived webcast will be available for replay on TRMT’s website following the call for about one week after the call. The transcription, recording and retransmission in any way of TRMT’s first quarter conference call are strictly prohibited without the prior written consent of TRMT.

WARNING CONCERNING FORWARD LOOKING STATEMENTS
THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER TRMT USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, “WILL”, “MAY” AND NEGATIVES OR DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, TRMT IS MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON TRMT’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY TRMT’S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FOR EXAMPLE:

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MR. BLACKMAN NOTES TRMT'S CONTINUED MOMENTUM. AN IMPLICATION OF THIS STATEMENT AND OF MR. BLACKMAN'S RECITATION OF THE GROSS LOAN VOLUME TRMT HAS EVALUATED DURING THE FIRST QUARTER MAY IMPLY THAT TRMT WILL BE ABLE TO SUCCESSFULLY INVEST THE REMAINING PROCEEDS OF ITS IPO AND CONCURRENT PRIVATE PLACEMENT IN THE COMING MONTHS. IN FACT, TRMT MAY BE UNABLE TO DO SO. ALSO, INVESTMENTS THAT TRMT MAY MAKE IN THE FUTURE MAY DEFAULT AND MAY PRODUCE LOSSES.

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THIS PRESS RELEASE STATES THAT TRMT HAS ACCEPTED TWO LOAN APPLICATIONS TOTALING $30 MILLION. CONTINGENCIES RELATED TO THESE LOANS MAY NOT BE SATISFIED AND THE CLOSINGS OF THESE PENDING LOANS MAY NOT OCCUR, MAY BE DELAYED OR THE TERMS MAY CHANGE.

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THIS PRESS RELEASE STATES THAT TRMT PLANS TO DECLARE AND PAY ITS FIRST DISTRIBUTION TO COMMON SHAREHOLDERS AFTER SUCCESSFULLY DEPLOYING THE CAPITAL RAISED IN ITS IPO AND CONCURRENT PRIVATE PLACEMENT. THIS STATEMENT MAY IMPLY THAT TRMT WILL BE SUCCESSFUL IN DEPLOYING ITS IPO CAPITAL. TO DATE, TRMT HAS MADE ONLY ONE INVESTMENT AND TRMT MAY BE UNABLE TO MAKE ADDITIONAL INVESTMENTS OR IT MAY TAKE TRMT AN EXTENDED PERIOD OF TIME TO FULLY DEPLOY ITS IPO CAPITAL. AS A RESULT, TRMT MAY NOT DECLARE ANY DISTRIBUTIONS TO COMMON SHAREHOLDERS IN THE FUTURE AND, THE TIMING FOR WHEN IT MAY DECLARE AND PAY ANY DISTRIBUTION IS UNCERTAIN AND MAY NOT OCCUR FOR AN EXTENDED PERIOD OF TIME, IF AT ALL. FURTHER, ANY DISTRUBIUTION TRMT MAY DECLARE AND PAY MAY NOT BE SUSTAINED FOR FUTURE PERIODS AND COULD DECLINE IN AMOUNT OR BE SUSPENDED OR DISCONTINUED.

THE INFORMATION CONTAINED IN TRMT’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER “RISK FACTORS” IN TRMT’S PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE TRMT’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN OR IMPLIED BY TRMT’S FORWARD LOOKING STATEMENTS. TRMT’S FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC'S WEBSITE AT  WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.
EXCEPT AS REQUIRED BY LAW, TRMT DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

TREMONT MORTGAGE TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

Three Months Ended March 31, 2018
Income:
Interest income from investments	$233
Less: Interest and related expenses	(37)
Total income from investments, net	196

Expenses:
Management fees	225
General and administrative expenses	545
Shared services agreement reimbursement	375
Total expenses	1,145
Loss before income tax expense	(949)
Income tax expense	—
Net loss	$(949)

Weighted average common shares outstanding	3,111

Net loss per common share - basic and diluted	$(0.31)

TREMONT MORTGAGE TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$60,621	$61,666
Restricted cash	214	—
Deferred financing costs, net	746	—
Prepaid expenses and other assets	223	259
Total assets	$61,804	$61,925

Liabilities and Shareholders' Equity
Accounts payable, accrued liabilities and deposits	$749	$301
Due to related persons	1,114	754
Total liabilities	1,863	1,055

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $0.01 par value per share; 25,000,000 shares authorized; 3,127,939 and 3,126,439 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	31	31
Additional paid in capital	62,155	62,135
Cumulative net loss	(2,245)	(1,296)
Total shareholders’ equity	59,941	60,870
Total liabilities and shareholders' equity	$61,804	$61,925

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